Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Walter Ida

(808) 946-1400

Territorial Bancorp Inc. Announces Third Quarter 2020 Results

•	Net income for the three months ended September 30, 2020 was $4.32 million compared to $5.37 million for the three months ended September 30, 2019. The decrease in net income occurred primarily because of an $884,000 decrease in the gain on sale of loans due to a mortgage loan securitization in the prior year and an increase of $581,000 in loan loss provision recorded in the three months ended September 30, 2020. The increase in loan loss provision occurred primarily from an increase in the qualitative factors used to calculate the allowance for loan losses. The qualitative factors increased primarily because Hawaii’s unemployment rate has risen due to the government mandates to minimize the spread of COVID-19.
•	Fully-diluted earnings per share for the three months ended September 30, 2020 was $0.47 per share compared to $0.57 per share for the three months ended September 30, 2019.
•	Asset quality continues to be strong. Non-performing assets at September 30, 2020 total $2.19 million and represent only 0.10% of total assets.
•	Board of Directors approved a quarterly cash dividend of $0.23 per share, representing Territorial Bancorp Inc.’s 43rd consecutive quarterly dividend.

Honolulu, Hawaii, October 29, 2020 - Territorial Bancorp Inc. (NASDAQ: TBNK) (the ‘'Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $4.32 million or $0.47 per diluted share for the three months ended September 30, 2020.

The Company also announced that its Board of Directors approved a quarterly cash dividend of $0.23 per share. The dividend is expected to be paid on November 25, 2020 to stockholders of record as of November 12, 2020.

Allan Kitagawa, Chairman and Chief Executive Officer, said, “The recession and the decrease in mortgage interest rates that occurred because of COVID-19 have created challenges in the banking industry. The Company continued to perform well in the third quarter of 2020 despite these challenges. We are pleased with our asset quality and strong capital position.”

Interest Income

Net interest income decreased to $14.46 million for the three months ended September 30, 2020 from $14.55 million for the three months ended September 30, 2019. Total interest income was $17.13 million for the three months ended September 30, 2020 compared to $18.95 million for the three months ended September 30, 2019. The $1.82 million decrease in total interest income is primarily due to a $1.24 million decrease in interest earned on loans and a $601,000 decrease in interest income on investment securities. The decline in interest income on loans receivable is primarily due to an 11 basis point decrease in the average yield on loans receivable and an $80.53 million decrease in the average loan balance. The decrease in the average yield on loans occurred with the payoff of higher yielding loans and the addition of new loans with lower yields to the loan portfolio. The decrease in the average loan balance occurred as loan repayments, sales and loan securitization transactions exceeded the origination of new loans. During the three months ended September 30, 2019, the Company securitized $29.43 million of mortgage loans into mortgage-backed securities to increase liquidity. The loan securitization transactions increased investment securities and lowered loans receivable. The decrease in interest income on investment securities occurred because of a 26 basis point decrease in the average yield and a $50.82 million decrease in the average balance of investment securities. The decrease in the average securities yield occurred as higher yielding securities were paid-off. The decline in the average balance of investment securities occurred as security repayments and the sale of securities exceeded the amount of loans securitized into mortgage-back securities.

Interest Expense and Provision for Loan Losses

Total interest expense decreased to $2.67 million for the three months ended September 30, 2020 from $4.40 million for the three months ended September 30, 2019. Interest expense on deposits decreased by $1.49 million to $1.90 million for the three months ended September 30, 2020 from $3.38 million for the three months ended September 30, 2019. The decrease in interest expense on deposits occurred because of a 38 basis point decrease in the average cost of deposits, which was partially offset by a $14.67 million increase in the average deposit balance. The decrease in the average cost of deposits occurred as the interest rates offered on deposits were lowered in response to the decline in market interest rates. Interest expense on Federal Home Loan Bank (FHLB) advances decreased by $249,000 to $724,000 for the three months ended September 30, 2020 from $973,000 for the three months ended September 30, 2019. The decrease in interest expense on FHLB advances occurred because of a 34 basis point decrease in the average cost of advances and by a $22.11 million decrease in the average FHLB advance balance. The decrease in the average cost of advances occurred as the Company restructured $82.00 million of FHLB advances at lower interest rates. The decrease in the average FHLB advance balance occurred as maturing advances were paid-off. During the quarter ended September 30, 2020, there was a $692,000 loan loss provision compared to a $111,000 loan loss provision for the quarter ended September 30, 2019. The increase in loan loss provisions occurred primarily from an increase in the qualitative factors used to calculate the allowance for loan losses. The qualitative factors increased primarily because Hawaii’s unemployment rate has risen due to the government mandates to minimize the spread of COVID-19.

Noninterest Income

Noninterest income was $1.58 million for the three months ended September 30, 2020 compared to $2.10 million for the three months ended September 30, 2019. The decrease in noninterest income was primarily due to an $884,000 decrease in the gain on sale of loans. The Company recognized a $1.19 million gain during the three months ended September 30, 2019 when $29.43 million of mortgage loans were securitized into mortgage-backed securities. The decrease in the gain on sale of loans was partially offset by a $224,000 increase in service fees on loans and deposit accounts that occurred with an increase in broker loan fee income.

Noninterest Expense

Noninterest expense was $9.39 million for the three months ended September 30, 2020 compared to $9.40 million for the three months ended September 30, 2019. The decrease in noninterest expense was primarily due to a $240,000 decrease in salaries and benefit expenses and a $119,000 decrease in other general and administrative expenses. The decrease in salaries and benefits was primarily due to a $106,000 increase in the credit to salary expense for originating new loans and a $147,000 decrease in the cost of the employee stock ownership (ESOP) and non-qualified ESOP plans. More loans were originated in the three months ended September 30, 2020 than in the three months ended September 30, 2019. The increase in loan originations raised the credit to salary expense for the cost of new loan originations. The decrease in the ESOP plan expenses is primarily due to a decline in the Company’s stock price, which was used to calculate this expense. The reduction in other general and administrative expenses is primarily due to a decrease in accounting and auditing expenses and advertising expenses. Federal deposit insurance (FDIC) premiums rose from $1,000 for the three months ended September 30, 2019 to $138,000 for the three months ended September 30, 2020. The increase in insurance premiums occurred because the Company received a credit in 2019 when the FDIC insurance fund was over-capitalized.

Income Taxes

Income tax expense for the three months ended September 30, 2020 was $1.65 million compared to $1.78 million for the three months ended September 30, 2019. The decrease in income tax expense is primarily due to a decline in income before taxes and in the tax benefits related to the exercise of stock options.

Assets and Equity

Total assets were $2.11 billion at September 30, 2020 and $2.09 billion at December 31, 2019. Loans receivable decreased by $102.15 million to $1.48 billion at September 30, 2020 from $1.58 billion at December 31, 2019. The decrease in loans receivable occurred as loan repayments, sales and loans securitized into mortgage-backed securities exceeded new loan originations. Investment securities decreased by $71.36 million to $292.53 million at September 30, 2020. The decrease in investment securities occurred because the principal repayments and the sale of securities exceeded the amount of securities created in the loan securitization transaction. Deposits increased to $1.66 billion at September 30, 2020 from $1.63 billion at December 31, 2019. Advances from the FHLB decreased by $15.00 million to $141.00 million at September 30, 2020 as maturing advances were paid off. Cash and cash equivalents increased to $237.50 million at September 30, 2020 from $44.81 million at December 31, 2019. The increase in cash and cash equivalents was primarily due to an increase in loan and security repayments and in deposits. Total stockholders’ equity increased to $246.66 million at September 30, 2020 from $243.89 million at December 31, 2019. The increase in stockholders’ equity occurred as the Company’s net income and the increase in capital from the exercise of stock options and the allocation of ESOP shares exceeded dividends paid to shareholders and share repurchases.

Capital Management

Through September 30, 2020, the Company repurchased 3,705,677 shares in all of its share repurchase programs. The shares repurchased represent 30.29% of the total shares issued in its initial public offering. Due to the uncertainty surrounding COVID-19, the Company has not announced a new share repurchase program.

Asset Quality

The Company had $122,000 of delinquent mortgage loans 90 days or more past due at September 30, 2020 compared to no delinquent mortgage loans 90 days or more past due at December 31, 2019. Delinquent loans exclude loans which are receiving loan payment deferrals because of COVID-19. Non-performing assets totaled $2.19 million at September 30, 2020 compared to $736,000 at December 31, 2019. The ratio of non-performing assets to total assets was 0.10% at September 30, 2020 and 0.04% at December 31, 2019. The allowance for loan losses at September 30, 2020 was $4.94 million and represented 0.33% of total loans compared to $2.71 million and 0.17% of total loans as of December 31. 2019.

COVID-19

The State of Hawaii has been affected by COVID-19. Like other states, Hawaii mandated that many non-essential businesses close temporarily and the public self-quarantine to limit the spread of COVID-19. When the pandemic started, Hawaii also imposed a 14-day quarantine for any out-of-state visitors and residents returning to the State. The 14-day quarantine reduced the number of visitors to the State from 30,000 per day during the same period last year to a few hundred per day. The tourism industry is the largest sector of Hawaii’s economy and the reduction in the number of visitors to the State and the stay-at-home mandate resulted in the layoff and furlough of workers and increased the State’s unemployment rate. The 14-day quarantine ended on October 15, 2020. Visitors to the State and returning residents are not subject to the 14-day quarantine provided they tested negative for COVID-19 within 72 hours prior to arriving in Hawaii.

To assist customers during COVID-19, the Company has:

•	Provided payment deferrals to borrowers who have experienced financial difficulties because of COVID-19;

•	Originated 23 Paycheck Protection Program loans totaling $1.69 million; and

•	Waived early withdrawal penalties on certificates of deposit.

To qualify for the Bank’s payment deferral program, a borrower’s financial difficulties must be related to COVID-19 and the loan must not be more than 30 days past due as of December 31, 2019. In the loan payment deferral program, borrowers are allowed to defer loan payments for six months. For residential mortgage loans, the deferred interest will be payable within five years after the six-month deferral period ends. The term of the loan will be extended by six months to allow the loan to fully amortize.

During the payment deferral period, the borrowers are required to continue to make their escrow payments which include insurance and property tax payments. Through October 19, 2020, all of the borrowers who received loan payment deferrals have made their escrow payments.

As of October 19, 2020, we have granted loan payment deferrals on $142.2 million of loans, which represent 9.6% of total loans receivable as of September 30, 2020. $136.9 million of these loan payment deferrals are on one-to-four family residential mortgage loans, which represent 9.2% of the total loans receivable as of September 30, 2020. We believe these loans are currently well secured as the ratio of the current loan balance to the current tax-assessed value of the property securing these mortgage loans averages 55.1%. One-to-four family residential mortgage loans represent 96.9% of our total loan portfolio balance with a ratio of the current loan balance to the current tax-assessed value of the property securing these loans averaging 45.5%. We have also granted loan payment deferrals on $5.3 million of commercial mortgage, commercial and industrial and home equity lines of credit loans, which represent 0.4% of the total balance of loans receivable as of September 30, 2020.

As of October 19, 2020, the Company has $66.3 million of loans, or 4.4% of total loans receivable as of September 30, 2020, resume loan payments. $71.2 million of loans, or 4.9% of total loans receivable as of September 30, 2020, have their first payment date on or after November 1, 2020.

	Residential 1-to-4 Mortgage Loans
	Six month deferral ends before or on 10/1/2020	Six month deferral ends on or after 11/1/2020	Total Residential 1-to-4 Mortgage Loans on Payment Deferral	Other Loans (commercial mortgage, commercial and industrial and home equity lines of credit)	Total Loans	Percentage of Total Loans at 9/30/20
Loan payment deferrals granted	$66.0	$70.9	$136.9	$5.3	$142.2	9.6%

Less:
Loans resuming payment currently on accrual	61.3	(a)	61.3	1.7	63.0	4.2%

Loans continuing to pay escrow only	2.1	(a)	2.1	0	2.1	0.1%

Loans currently working on payment resumption plan	2.6	(a)	2.6	0	2.6	0.2%

Loans resuming payment early before deferral period ends and currently on accrual	0	3.3	3.3	0	3.3	0.2%

Total loans on deferral with first payment on or after November 1, 2020		$67.6	$67.6	$3.6	$71.2	4.9%

(Dollars in millions)

(a) to be determined as deferral period ends on or after 11/1/20

Bank regulators issued an interagency statement on March 22, 2020 and on April 7, 2020 which encouraged financial institutions to work with borrowers who were impacted by COVID-19. The interagency statement indicated that loans, which were less than 30 days past due when they were modified, and receive short-term modifications of six months or less, are not considered to be delinquent or troubled-debt restructurings and are not reported as non-accrual. The Company granted loan payment deferrals using the criteria in the interagency statement.

Since the beginning of the year, and through September 30, 2020, the Company has not seen an increase in loan delinquencies, significant changes in deposits or significant drawdowns on any lines of credit. Loan delinquencies do not include loans requesting payment deferral because of COVID-19. The Company does not have any commercial loans to hotels, businesses in the transportation industry, restaurants or retail establishments.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 29 branch offices in the state of Hawaii. For additional information, please visit the Company’s website at: https://www.territorialsavings.net.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;
•	statements regarding our business plans, prospects, growth and operating strategies;
•	statements regarding the asset quality of our loan and investment portfolios; and
•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the effect of any pandemic disease, including COVID-19, natural disaster, war, act of terrorism, accident or similar action or event;
•	general economic conditions, either internationally, nationally or in our market areas, that are worse than expected;
•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;
•	adverse changes in the securities markets;
•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;
•	changes in monetary or fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;
•	our ability to enter new markets successfully and capitalize on growth opportunities;
•	our ability to successfully integrate acquired entities, if any;
•	changes in consumer demand, spending, borrowing and savings habits;
•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;
•	changes in our organization, compensation and benefit plans;
•	the timing and amount of revenues that we may recognize;
•	the value and marketability of collateral underlying our loan portfolios;
•	our ability to retain key employees;
•	cyberattacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems;
•	technological change that may be more difficult or expensive than expected;
•	the ability of third-party providers to perform their obligations to us;
•	the ability of the U.S. Government to manage federal debt limits;
•	the quality and composition of our investment portfolio;
•	changes in market and other conditions that would affect our ability to repurchase our common stock; and
•	changes in our financial condition or results of operations that reduce capital available to pay dividends.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Territorial Bancorp Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2020	2019	2020	2019
Interest income:
Loans	$14,628	$15,864	$45,310	$47,475
Investment securities	2,264	2,865	7,654	8,583
Other investments	239	219	753	709
Total interest income	17,131	18,948	53,717	56,767

Interest expense:
Deposits	1,897	3,382	7,385	10,120
Advances from the Federal Home Loan Bank	724	973	2,448	2,425
Securities sold under agreements to repurchase	46	42	137	173
Total interest expense	2,667	4,397	9,970	12,718

Net interest income	14,464	14,551	43,747	44,049
Provision for loan losses	692	111	2,304	65

Net interest income after provision for loan losses	13,772	14,440	41,443	43,984

Noninterest income:
Service fees on loan and deposit accounts	728	504	1,716	1,427
Income on bank-owned life insurance	204	215	607	632
Gain on sale of investment securities	261	123	858	2,910
Gain on sale of loans	321	1,205	987	1,211
Other	63	55	171	635
Total noninterest income	1,577	2,102	4,339	6,815

Noninterest expense:
Salaries and employee benefits	5,346	5,586	16,294	17,002
Occupancy	1,701	1,610	4,972	4,780
Equipment	1,155	1,039	3,439	3,150
Federal deposit insurance premiums	138	1	212	288
Other general and administrative expenses	1,046	1,165	2,978	3,466
Total noninterest expense	9,386	9,401	27,895	28,686

Income before income taxes	5,963	7,141	17,887	22,113
Income taxes	1,645	1,775	4,805	5,163
Net income	$4,318	$5,366	$13,082	$16,950

Basic earnings per share	$0.47	$0.58	$1.43	$1.83
Diluted earnings per share	$0.47	$0.57	$1.42	$1.81
Cash dividends paid per common share	$0.23	$0.22	$0.69	$0.76
Basic weighted-average shares outstanding	9,104,079	9,212,119	9,144,463	9,184,741
Diluted weighted-average shares outstanding	9,134,089	9,295,729	9,201,882	9,309,420

Territorial Bancorp Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except per share data)

	September 30,	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$237,498	$44,806
Investment securities available for sale, at fair value	3,959	8,628
Investment securities held to maturity, at amortized cost (fair value of $309,471 and $371,305 at September 30, 2020 and December 31, 2019, respectively).	292,528	363,883
Loans held for sale	834	470
Loans receivable, net	1,482,639	1,584,784
Federal Home Loan Bank stock, at cost	8,144	8,723
Federal Reserve Bank stock, at cost	3,145	3,128
Accrued interest receivable	7,214	5,409
Premises and equipment, net	4,937	4,370
Right-of-use asset, net	13,375	11,580
Bank-owned life insurance	45,720	45,113
Deferred income tax assets, net	3,290	2,619
Prepaid expenses and other assets	3,034	2,800
Total assets	$2,106,317	$2,086,313

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,662,706	$1,631,933
Advances from the Federal Home Loan Bank	141,000	156,000
Securities sold under agreements to repurchase	10,000	10,000
Accounts payable and accrued expenses	25,304	23,038
Lease liability	14,130	12,183
Income taxes payable	2,411	2,305
Advance payments by borrowers for taxes and insurance	4,108	6,964
Total liabilities	1,859,659	1,842,423

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 9,513,867 and 9,681,493 shares at September 30, 2020 and December 31, 2019, respectively.	95	97
Additional paid-in capital	60,905	65,057
Unearned ESOP shares	(4,037)	(4,404)
Retained earnings	197,562	190,808
Accumulated other comprehensive loss	(7,867)	(7,668)
Total stockholders’ equity	246,658	243,890
Total liabilities and stockholders’ equity	$2,106,317	$2,086,313

Territorial Bancorp Inc. and Subsidiaries

Selected Financial Data (Unaudited)

	Three Months Ended
	September 30,
	2020	2019
Performance Ratios (annualized):
Return on average assets	0.82%	1.02%
Return on average equity	6.95%	8.68%
Net interest margin on average interest earning assets	2.89%	2.90%
Efficiency ratio (1)	58.51%	56.45%

	At September	At December
	30, 2020	31, 2019
Selected Balance Sheet Data:
Book value per share (2)	$25.93	$25.19
Stockholders' equity to total assets	11.71%	11.69%

Asset Quality
(Dollars in thousands):
Delinquent loans 90 days past due and not accruing	$122	$0
Non-performing assets (3)	$2,187	$736
Allowance for loan losses	$4,942	$2,712
Non-performing assets to total assets	0.10%	0.04%
Allowance for loan losses to total loans	0.33%	0.17%
Allowance for loan losses to non-performing assets	225.97%	368.48%

Note:

(1) Efficiency ratio is equal to noninterest expense divided by the sum of net interest income and noninterest income

(2) Book value per share is equal to stockholders' equity divided by number of shares issued and outstanding

(3) Non-performing assets consist of non-accrual loans and real estate owned.  Amounts are net of charge-offs